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                                                                    Exhibit 10.2
                                SECOND AMENDMENT

     SECOND AMENDMENT (this "Second Amendment") effective as of January 31, 2003, between Salant Corporation, a Delaware Corporation (the "Corporation") and William O. Manzer (the "Employee").

     WHEREAS, the Corporation and the Employee entered into to an employment agreement dated March 13, 2000 and amended pursuant to a letter agreement dated July 27, 2001 (collectively, the "Employment Agreement");

     WHEREAS, the Corporation and the Employee entered into a letter agreement relating to a stay bonus and certain other terms of employment dated December 5, 2002 (the "December Letter") which were intended to supplement the terms of the Employment Agreement;

     WHEREAS, the Corporation and the Employee desire clarify the terms set forth in the December Letter and incorporate the terms thereof into the Employment Agreement by entering into this Second Amendment.

     NOW THEREFORE, in consideration of the respective premises, mutual covenants and agreements of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. The Employment Agreement is hereby amended as follows:

     (a) Section 6(d) is hereby amended to revise Section 6(d)(vi) to read as follows:

          "(vi) until the end of the Severance Period, continued participation in all medical, dental, health and life insurance plans and in other employee benefit plans or programs at the same benefit level at which the Employee was participating on the Termination Date, provided that if the Employee is precluded from continuing his participation in any such benefit plan or program as a matter of law, or in the case of life insurance, as a result of the requirements of such benefit plan or program, the Corporation shall have no obligation to continue to provide such benefits."

     (b) Section 6(d) is hereby amended to add Sections 6(d)(vii) and 6(d)(viii) to read as follows:

          "(vii) other or additional benefits then due or earned in accordance with applicable plans and programs of the Corporation, payable in a lump sum upon the Termination Date to the extent practicable.

          (viii) the Stay Bonus (as hereinafter defined) and Enhanced Severance Payment (as hereinafter defined), payable in accordance with Section 6(h) if such

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          termination occurs on or after a Change of Control, but on or prior to the six-month anniversary of the occurrence of the Change of Control."

     (c) Section 6(e) of the Employment Agreement is deleted and replaced in its entirety by the following:

          "(e) Termination by the Employee for Good Reason. The Employee shall have the right to terminate his employment for Good Reason (as hereinafter defined), provided that the Employee shall have given the Corporation ninety (90) days prior written notice of the Employee's decision to terminate his employment (specifying the alleged "Good Reason" in reasonable detail) and, if it is possible to cure, the Corporation shall not have cured the same within thirty (30) thirty days after receipt of such notice, or, if cure cannot be fully accomplished within thirty (30) days, the Corporation shall not have commenced cure within thirty (30) days after receipt of such notice or cured the alleged "Good Reason" as soon as possible thereafter. Notwithstanding the foregoing, if the event giving rise to "Good Reason" is the event described at Section 6(e)(vii), below, the Employee shall be entitled to terminate his employment for Good Reason immediately upon written notice to the Corporation.

          "Good Reason" shall mean (i) the assignment to the Employee of duties materially and adversely inconsistent with the Employee's positions, titles, offices, duties, responsibilities or status with the Corporation, (ii) a change in the Employee's reporting responsibilities; (iii) any removal of the Employee from, or any failure to re-elect the Employee to, any positions, titles or offices specified in the Employment Agreement and held by the Employee, (iv) a reduction in the Employee's Salary, (v) a material reduction in the Employee's benefits or perquisites (other than a reduction pursuant to the last sentence of Section 3 hereof); (vi) a requirement that Employee change his place of principal employment to a location other than a location within the metropolitan New York area; or (vii) failure of the Corporation (or any successor thereto) to offer the Employee continued employment immediately following a Change of Control on terms at least as favorable as the New Terms (as defined below).

          "New Terms" shall mean terms that are substantially similar to the terms of the Employment Agreement, modified to provide that: (1) Employee shall be promoted to and have the title of President of the Perry Ellis division and the Perry Ellis Brand division of the Corporation (or any successor thereto) and shall report directly to the Chief Executive Officer of the Corporation (or any successor thereto) or the Board of Directors of the Corporation (or its successor) if no Chief Executive Officer is named; (2) the Employee shall perform such duties as are consistent with the title and position of President of the Perry Ellis division and the Perry Ellis Brand division, including, without limitation, responsibility for all aspects of marketing, merchandising, design and licensing of all Perry Ellis products, with further responsibilities subject to negotiations with the Corporation (or any successor thereto); (3) the term of employment shall be a fixed term of

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          two (2) years (commencing on the Change of Control), with a requirement that the Corporation (or any successor) provide the Employee with at least six (6) months notice of any early termination of or intention not to extend the employment term, (4) salary shall not be less than the Salary immediately in effect prior to the occurrence of the Change of Control; (5) benefits shall not be less than the benefits in effect immediately prior to the Change of Control (including, without limitation, the Employee's Incentive Compensation (as set forth in Section 2(b) of the Employment Agreement and Exhibit A attached hereto)); (6) that, only in respect of the year in which the Change of Control occurs, the Employee shall receive (in lieu of the Employee's Incentive Compensation for such year) a guaranteed bonus equal to at least fifty percent (50%) of the Employee's annualized salary then in effect (the "Guaranteed Bonus") payable no later than March 31, 2004; (7) in the event the Employee's employment is terminated by the Corporation (or its successor) without Cause or by the Employee for Good Reason, a lump sum cash payment (payable within ten (10) days of termination) in an amount equal to salary payable to the Employee for a period that is the longer of (x) twelve
          (12) months or (y) the remainder of the term of employment, plus the Employee's Guaranteed Bonus (without pro-ration) in the event such termination occurs on or prior to the payment of such Guaranteed Bonus and a pro-rated Bonus (pro-rated through the date of such termination) if such termination occurs in any year in respect of which the Guaranteed Bonus is not payable, with all of the foregoing payments made in lump sum within ten (10) days of the date of such termination;
          (8) a provision whereby the "non-compete clause" in the Employment Agreement is deleted if the Employee remains in the active employ of the Corporation for a period of six-months following a Change of Control, and (9) the obligation to pay the Enhanced Severance Payment shall be deleted.

          In the event that Employee's employment is terminated by the Employee for Good Reason, the Employee shall be entitled to, and his sole remedies shall be, the same benefits provided for in Section 6(d) hereof."

     (d) Section 6(h) is hereby added to the Employment Agreement to read as follows:

          "(h) Change of Control Payments. Notwithstanding any provision to the contrary, the Employee shall be entitled to the following upon the occurrence of a Change of Control:

               (i) Stay Bonus. The Employee shall be entitled to receive a lump sum cash payment in an amount equal to the annualized rate of his then current salary (the "Stay Bonus") upon the earliest to occur of:

                    (A) the six-month anniversary of the occurence of the Change of Control (the "Six-Month Anniversary") if the Employee is in the employ of the Corporation on such date, in which

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                     case the Stay Bonus shall be payable on the Six-Month
                     Anniversary;

                (B) a termination by the Corporation (or any successor thereto) without Cause (pursuant to Section 6(d) of the Employment Agreement) on or after the occurrence of the Change of Control but on or prior to the Six-Month Anniversary, in which case the Stay Bonus shall be payable within ten (10) days of such termination of employment; or

                (C) a termination by the Employee for Good Reason (pursuant to Section 6(e) of the Employment Agreement) on or after the occurrence of the Change of Control but on or prior to the Six-Month Anniversary, in which case the Stay Bonus shall be payable within ten (10) days of such termination of employment.

          (ii) Enhanced Severance Payment. The Employee shall be entitled to receive a lump sum cash payment in an amount equal to fifty percent (50%) of his severance entitlement under the Employment Agreement (the result of which is the sum of (x) three (3) months of his then current salary and (y) two weeks of his then current salary (which is 50% of the amount payable as of the date hereof in accordance with the Corporation's standard severance policy based upon eight (8) years of service as of the date hereof)) (the "Enhanced Severance Payment") in the event the Employee's employment is terminated on or after the Change of Control but on or prior to the Six-Month Anniversary (x) by the Corporation (or any successor thereto) without Cause (pursuant to Section 6(d) of the Employment Agreement); or (y) by the Employee for Good Reason (pursuant to Section 6(e) of the Employment Agreement).

          (iii) For avoidance of doubt, each of the Stay Bonus and the Enhanced Severance Payment shall not be payable in the event the Employee's employment is terminated (A) by the Corporation for Cause, (B) by the Employee voluntarily without Good Reason, or
                (C) on account of Employee's death or Disability. In addition, the Enhanced Severance Payment shall not be payable if the Employee accepts continued employment following the Change of Control on the New Terms. The Stay Bonus and Enhanced Severance Payment payable pursuant to this Section 6(h) shall be payable in addition to (and not in lieu of) any other benefits which may be provided under the Employment Agreement (including, without limitation, the continuation of salary and benefits provided pursuant to Section 6(d) and 6(e) of the Employment Agreement).

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          (iv) "Change of Control" shall mean an event or series of events by which (i) any person (or entity) is or becomes the "beneficial owner" (as defined in rules 13d-3 and 13d-5 under the Securities and Exchange Act of 1934, as amended, except that a person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or after the passage of time), directly or indirectly, of a majority of the then outstanding voting stock of the Corporation; (ii) the Corporation consolidates with or merges into another entity or any entity consolidates with or merges into the Corporation, in either event pursuant to a transaction in which then outstanding voting stock of the Corporation is changed into or exchanged for cash, securities or other properties, other than any such transaction where the holders of the voting stock of the Corporation immediately before such transaction, own, immediately after such transaction, voting stock of such surviving entity entitling them to more than fifty (50%) percent of the aggregate voting power of all voting stock of such surviving entity; or (iii) the Corporation conveys, transfers or leases all or substantially all of its assets to any person or entity.

Section 2. Except as specifically amended above, the Employment Agreement and all provisions thereof shall remain in full force and effect and are hereby ratified and confirmed.

Section 3. Upon the effective date of this Second Amendment, on and after the date hereof, each reference in the Employment Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import, and each reference to the Employment Agreement in any document relating to the Employment Agreement, shall mean and be a reference to the Employment Agreement as amended hereby.

Section 4. This Second Amendment shall be governed by and construed in accordance with the laws of the State of New York.

Section 5. Capitalized terms used herein and not otherwise defined herein shall have the meanings specified, or ascribed thereto by reference, in the Employment Agreement.

Section 6. This Second Amendment replaces in its entirety, the December Letter which upon the effective date of this Second Amendment shall become null and void and of no further force and effect.

             The remainder of this page is intentionally left blank.

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     IN WITNESS THEREOF, the parties have executed this Second Amendment as of
__________ ____, 2003.

                                     SALANT CORPORATION


                                     ______________________________________

                                     By: Michael J. Setola
                                     Title: Chairman and Chief Executive Officer


                                     ________________________________________
                                               WILLIAM O. MANZER

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